09-50026-mg    Doc 14652    Filed 01/06/20    Entered 01/06/20 09:07:38    Main Document    Pg 1 of 2

Exhibit 99.2

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

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In re MOTORS LIQUIDATION COMPANY, et al., f/k/a General Motors Corp., et al. Debtors.	: : : : : : : :	Chapter 11 Case No. 09-50026 (MG) (Jointly Administered)
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ORDER AUTHORIZING THE GUC TRUST ADMINISTRATOR

TO REALLOCATE AND USE DISTRIBUTABLE CASH

FOR THE PURPOSES OF FUNDING

ADMINISTRATIVE AND REPORTING FEES, COSTS

AND EXPENSES OF THE GUC TRUST

Upon the motion, dated December 18, 2019 (the “Motion”)1 of Wilmington Trust Company in its capacity as trust administrator and trustee (in such capacity, the “GUC Trust Administrator”) of the Motors Liquidation Company GUC Trust (the “GUC Trust”), as established under the Debtors’ Second Amended Joint Chapter 11 Plan dated as of March 18, 2011 [ECF No. 9836] (as confirmed, the “Plan”) of the above-captioned post-effective date debtors (the “Debtors”) seeking entry of an Order pursuant to sections 105(a) and 1142(b) of title 11 of the United States Code (the “Bankruptcy Code”) and section 6.1 the GUC Trust Agreement, authorizing the GUC Trust’s reallocation and use of Distributable Cash to fund anticipated administrative and reporting fees, costs and expenses of the GUC Trust, all as more fully described in the Motion; and any objections to the Motion having been settled, resolved, withdrawn or overruled; and this Court having determined that the relief requested in the Motion is in the best interests of the Debtors’ creditors and estates; and it further appearing that proper and adequate notice of the Motion has been given and that no other or further notice is necessary; and after due deliberation thereon, and good and sufficient cause appearing therefor:

[1]	Capitalized terms not defined herein shall have the meanings ascribed to them in the Motion.

09-50026-mg    Doc 14652    Filed 01/06/20    Entered 01/06/20 09:07:38    Main Document    Pg 2 of 2

IT IS HEREBY:

ORDERED, that the relief requested in the Motion is granted to the extent provided herein; and it is further

ORDERED, that, pursuant to Section 6.1(b) of the GUC Trust Agreement, the GUC Trust Administrator is authorized to reallocate and use $6,540,300 of Distributable Cash to satisfy Administrative Costs estimated for the calendar year 2020, all as set forth in the 2020 Administrative Costs Budget; and it is further

ORDERED, that, pursuant to Section 6.1(c) of the GUC Trust Agreement, the GUC Trust Administrator is authorized to reallocate and use $4,279,200 of Distributable Cash to satisfy the Reporting Costs estimated for the calendar year 2020, all as set forth in the 2020 Reporting Costs Budget; and it is further

ORDERED, that nothing herein shall be deemed to prohibit the GUC Trust Administrator from seeking additional Court authority to reallocate and use Distributable Cash to fund fees, costs or expenses of the GUC Trust incurred or anticipated for the calendar year 2020 or any future year; and it is further

ORDERED, that this Court shall retain jurisdiction of all matters and disputes arising in connection with or related to the interpretation or implementation of this Order, any reallocation or use of Distributable Cash in connection herewith, or the GUC Trust Agreement.

IT IS SO ORDERED.

Dated: January 6, 2020

            New York, New York

/s/ Martin Glenn
MARTIN GLENN
United States Bankruptcy Judge

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